Exhibit 4.3

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED, QUALIFIED, APPROVED OR DISAPPROVED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER SUCH ACT OR LAWS AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY HAS PASSED ON OR ENDORSED THE MERITS OF THESE SECURITIES.

December 31, 2011

WARRANT TO PURCHASE MEMBERSHIP UNITS

OF

ADIAL PHARMACEUTICALS, L.L.C.

THIS IS TO CERTIFY THAT «LegalName» or its assigns (the “Holder”), is the owner of the right to subscribe for and to purchase from ADial Pharmaceuticals, L.L.C., a Virginia limited liability company (including any successor entities) (the “Company”) «RoundedWarrants» nonvoting units (the “Warrant Units”), at a price per unit equal to $0.001 (the “Exercise Price”) and during the period ending at 5:00 p.m. Eastern Time on December 31, 2021 (the “Expiration Date”), all on the terms and subject to the conditions hereinafter set forth (the “Warrants”).

The Number Issuable is subject to further adjustment from time to time pursuant to the provisions of Section 2 of this Warrant Agreement.

Capitalized terms used herein but not otherwise defined shall have the meanings given to them in Section 12 hereof.

“Unit” or “units” shall mean the measure of ownership in the Company as defined the Operating Agreement.

This Warrant Agreement issued in connection with the Subscription Agreement between the parties dated December 31, 2011 in which «LegalName» invested «RoundedInvestment» to purchase «RoundedUnits» units.

Section 1.           Exercise of Warrants.

(a)          The Warrants evidenced hereby may be exercised for units of Warrant Units, in whole but not in part, by the Holder hereof, on or after the date hereof and prior to the Expiration Date and upon the occurrence of an event triggering the delivery by the Company of a notice as described in Section 4 hereof. Holder shall exercise via the delivery to the Company, at the principal executive office of the Company, of (A) this Warrant Agreement, (B) a written notice stating that such Holder elects to exercise the Warrants evidenced hereby in accordance with the provisions of this Section 1 and specifying the number of Warrants being exercised and the name in which the Holder wishes the certificate or certificates for units of Warrant Units to be issued, (C) payment of the Exercise Price for such Warrants, which shall be payable by any one or any combination of the following: (i) cash; or, (ii) certified or official bank check payable to the order of the Company, and (D) an executed Member Signature Page of the Operating Agreement binding Holder to the terms of the Operating Agreement. The documentation and consideration, if any, delivered in accordance with subsections (A), (B) and (C) are collectively referred to herein as the “Warrant Exercise Documentation.”

(b)       As promptly as practicable, and in any event within ten (10) Business Days after receipt of the duly executed Warrant Exercise Documentation, the Company will deliver or cause to be delivered (A) acknowledgment of the receipt and acceptance of the Warrant Exercise Documents, (B) if applicable, cash in lieu of any fraction of a unit, as hereinafter provided. Such exercise shall be deemed to have been made at the close of business on the date of delivery of the Warrant Exercise Documentation so that the Person entitled to receive units of Warrant Units upon such exercise shall be treated for all purposes as having become the record holder of such units of Warrant Units at such time.

(c)       The Company shall pay all expenses incurred by the Company in connection with and taxes and other governmental charges (other than income taxes of the Holder) that may be imposed in respect of, the issue or delivery of any units of Warrant Units issuable upon the exercise of the Warrants evidenced hereby. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for units of Warrant Units, as the case may be, in any name other than that of the registered holder of the Warrant evidenced hereby.

(d)       In connection with the exercise of any Warrants evidenced hereby, the Company may elect that no fractions of units of Warrant Units shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Fair Market Value for one Unit of Warrant Units on the Business Day which immediately precedes the day of exercise. If more than one (1) such Warrant shall be exercised by the holder thereof at the same time, the number of full units of Warrant Units issuable on such exercise shall be computed on the basis of the total number of Warrants so exercised.

Section 2.           Certain Adjustments.

(a)       The number of units of Warrant Units purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment as follows:

(i)          Split or Reverse Split. In the event that Company completes a split or reverse split of its Warrant Units, or any class of security into which such Warrant Units are convertible (the “Reverse Split”), the number and kind of units to be delivered upon exercise of this Warrant will be adjusted so that the Holder will be entitled to receive the number and kind of units that such Holder would have owned or been entitled to receive upon or by reason of such event had this Warrant been exercised immediately prior thereto, and the Exercise Price will be adjusted as provided below.

(ii)         Distributions; Subdivision; Combination or Reclassification of Units. If at any time after the date of the issuance of this Warrant the Company shall (A) pay a distribution to holders on the Warrant Units or on any class of security into which the Warrant Units are convertible, in units, (B) combine its outstanding units of the Warrant Units, or any class of security into which the Warrant Units are convertible into, a smaller number of units, (C) subdivide its outstanding units of the Warrant Units, or any class of security into which the Warrant Units are convertible, or (D) issue by reclassification of its units of the Warrant Units, or any class of security into which the Warrant Units are convertible, any units of the Company, then, on the record date for such distribution or the effective date of such subdivision or split-up, combination or reclassification as the case may be the number and kind of units to be delivered upon exercise of this Warrant will be adjusted so that the Holder will be entitled to receive the number and kind of units that such Holder would have owned or been entitled to receive upon or by reason of such event had this Warrant been exercised immediately prior thereto, and the Exercise Price will be adjusted as provided below in paragraph 2(a)(v).

(iii)        Reorganization. etc. If at any time after the date of issuance of this Warrant any consolidation of the Company with or merger of the Company with or into any other Person (other than a merger or consolidation in which the Company is the surviving or continuing business entity and which does not result in any reclassification of, or change in, outstanding units of either the Warrant Units, or any class of security into which the Warrant Units are convertible) or any sale, lease or other transfer of all or substantially all of the assets of the Company to any other person (each, a “Reorganization Event”) shall be effected in such a way that the holders of the Warrant Units or any class of security into which the Warrant Units are convertible shall be entitled to receive cash, units, other securities or assets (whether such cash, units, other securities or assets are issued or distributed by the Company or another Person) with respect to or in exchange for the Warrant Units, or any class of security into which the Warrant Units are convertible, then, upon exercise of this Warrant, the Holder shall have the right to receive the kind and amount of cash, units, other securities or assets receivable upon such Reorganization Event by a holder of the number of units of the Warrant Units that such holder would have been entitled to receive upon exercise of this Warrant had this Warrant been exercised immediately before such Reorganization Event, subject to adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2(a). The Company shall not enter into any of the transactions referred to in this Section 2(a)(iii) unless effective provision shall be made so as to give effect to the provisions set forth in this Section 2(a)(iii).

(iv)       Carryover. Notwithstanding any other provision of this Section 2(a), no adjustment shall be made to the number of units of Warrant Units to be delivered to the Holder (or to the Exercise Price) if such adjustment represents less than .05% of the number of units to be so delivered, but any lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment that together with any adjustments so carried forward shall amount to .05% or more of the number of units to be so delivered.

(v)        Exercise Price Adjustment. Whenever the Number Issuable upon the exercise of the Warrant is adjusted as provided pursuant to this Section 2(a), the Exercise Price per unit payable upon the exercise of this Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the Number Issuable upon the exercise of the Warrant immediately prior to such adjustment, and of which the denominator shall be the Number Issuable immediately thereafter.

(b)       Notice of Adjustment. Whenever the Number Issuable or the Exercise Price is adjusted, as herein provided, the Company shall promptly mail by first class mail, postage prepaid, to the Holder, notice of such adjustment or adjustments setting forth the Number Issuable and the Exercise Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

Section 3.          No Redemption. The Company shall not have any right to redeem any of the Warrants evidenced hereby.

Section 4.          Notice of Certain Events. In the event at any time or from time to time that (i) the Company shall make any other distribution to the holders of the Warrant Units, or any class of security into which the Warrant Units are convertible, (ii) the Company shall authorize the granting to the holders of the Warrant Units, or any class of security into which the Warrant Units are convertible, of rights or Warrants to subscribe for or purchase any additional units of any class or any other right, (iii) the Company shall authorize the issuance or sale of any other units or rights which would result in an adjustment to the Number Issuable pursuant to Section 2(a)(i), (ii), or (iii), or (iv) there shall be any capital reorganization or reclassification of the Warrant Units, or any class of security into which the Warrant Units are convertible, of the Company or consolidation or merger of the Company with or into another Person, or any sale or other disposition of all or substantially all the assets of the Company, or (v) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of such cases the Company shall mail to the Holder at such Holder’s address as it appears on the transfer books of the Company, as promptly as practicable but in any event at least 10 days prior to the date on which the transactions contemplated in Section 2(a)(i), (ii), or (iii), a notice stating (a) the date on which a record is to be taken for the purpose of such distribution, rights or Warrants or, if a record is not to be taken, the date as of which the holders of record of either the Warrant Units, or any class of security into which the Warrant Units are convertible, to be entitled to such distribution, rights or Warrants are to be determined, or (b) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective. Such notice also shall specify the date as of which it is expected that the holders of record of the Warrant Units, or any class of security into which the Warrant Units are convertible, shall be entitled to exchange the Warrant Units, or any class of security into which the Warrant Units are convertible, for units or other securities or property or cash deliverable upon such reorganization, reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

Section 5.          Certain Covenants. The Company covenants and agrees that all units of the Company which may be issued upon the exercise of the Warrants evidenced hereby will be duly authorized, validly issued and fully paid and nonassessable. The Company covenants and agrees that all of the terms and conditions of this Warrant shall be fully binding on any successor entity.

Section 6.          Registered Holder. The persons in whose names this Warrant Agreement is registered shall be deemed the owner hereof and of the Warrants evidenced hereby for all purposes. The registered Holder of this Warrant Agreement, in their capacity as such, shall not be entitled to any rights whatsoever as a member of the Company.

Section 7.          Transfer of Warrants. The Holder may transfer one time all but not part of this Warrant Agreement without the consent of the Company to any one (1), but only one (1), individual or entity (the “Transferee”) as long as such entity or individual is an “Accredited Investor,” as that term is defined in Regulation D (“Regulation D”) promulgated under the Securities Act of 1933 as amended; provided, however, the Transferee provides the Company with an executed Member Signature Page of the Operating Agreement binding the Transferee to the terms of the Operating Agreement. Any transfer of the rights represented by this Warrant Agreement shall be effected by the surrender of this Warrant Agreement, along with the form of assignment attached hereto, properly completed and executed by the registered Holder hereof, at the principal executive office of the Company in the United States of America, together with an appropriate investment letter and opinion of counsel, if deemed reasonably necessary by counsel to the Company to assure compliance with applicable securities laws. Thereupon, the Company shall issue in the name of the Transferee specified by the registered Holder hereof, a new Warrant Agreement identical to this agreement as it exists at the time but in the name of the Transferee.

Section 8.           Replacement of Warrants. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Agreement and, in the case of loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to the Company (in the case of an insurance company or other institutional investor, its own unsecured indemnity agreement shall be deemed to be reasonably satisfactory), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new Warrant Agreement of like tenor for a number of Warrants equal to the number of Warrants evidenced by this Warrant Agreement.

Section 9.         Governing Law. THIS WARRANT AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF VIRGINIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 10.        Rights Inure to Registered Holder. The Warrants evidenced by this Warrant Agreement will inure to the benefit of and be binding upon the registered Holder thereof and the Company and their respective successors and permitted assigns. Nothing in this Warrant Agreement shall be construed to give to any Person other than the Company and the registered Holder thereof any legal or equitable right, remedy or claim under this Warrant Agreement, and this Warrant Agreement shall be for the sole and exclusive benefit of the Company and such registered Holder. Nothing in this Warrant Agreement shall be construed to give the registered Holder hereof any rights as a Holder of units until such time, if any, as the Warrants evidenced by this Warrant Agreement are exercised in accordance with the provisions hereof.

Section 11.        Exercise if a Corporation. In the event of exercise of this Warrant per Section 1 at a time at which the Company is a corporation, then all references in this Warrant to “units” or “equity” of any kind in the Company shall be interpreted to mean “shares” or “stock” in the Company and all references to the Operating Agreement shall be interpreted to mean any stockholders’ agreement of the corporation.

Section 12.        Definitions. For the purposes of this Warrant Agreement, the following terms shall have the meanings indicated below:

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Virginia are authorized or required by law or executive order to close.

“Fair Market Value” shall mean, per unit of Warrant Units, on any date specified herein: (a) if the Warrant Units are not then listed or admitted to trading on any national securities exchange but is designated as a national market system security, the average of the closing bid and ask price of the Warrant Units on such date; or (b) if there shall have been no trading on such date or if the Warrant Units are not so designated, the average of the reported closing bid and asked price of the Warrant Units, on such date as shown by NASDAQ and reported by any member firm of the NYSE selected by the Company; or (c) if neither (a) nor (b) is applicable, the value per unit determined in good faith by the Board of Directors of the Company which shall be deemed to be Fair Market Value.

“Person” shall mean any individual, corporation, limited liability company, partnership, trust, incorporated or unincorporatcd association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Operating Agreement” means the Operating Agreement of the Company dated November 23, 2010, as amended from time to time.

Section 13.        Notice. Any notice election, communication, request or other document or demand required or permitted under this Note shall be in writing and shall be deemed delivered on the earlier to occur of (i) receipt or (ii) three days after depositing such notice with the United States postal service, postage prepaid first class certified or registered mail, return receipt requested, addressed to Company or Holder as the case may be at the following locations:

If to Company	ADial Pharmaceuticals, L.L.C. 1001 Research Park Blvd. Suite 100 Charlottesville, VA 22911
With a copy to:	«LegalName» «Address1» «Address2» «City», «State» «Zipcode» «Country»
If to Holder:	«LegalName» «Address1» «Address2» «City», «State» «Zipcode» «Country»

Either party may, from time to time, change the address at which such written notices or elections, communications, requests, or other documents or demands are to be mailed, by giving the other party ten (10) days’ written notice of such changed address in the manner hereinabove provided.

Section 14.         Registration of Units. The Holder understands and acknowledges that the units of Warrant Units that will be issued upon exercise of this Warrant will not be registered under the Securities Act.

IN WITNESS WHEREOF, the Company has caused this Warrant Agreement to be duly executed as the Issue Date.

ADIAL PHARMACEUTICALS, L.L.C.

By:
Bankole A. Johnson
Chairman

[Form of Assignment Form]

[To be executed upon assignment of Warrants]

The undersigned hereby assigns and transfer this Warrant Agreement to ________ whose Social Security Number or Tax ID Number is ____________________ and whose record address is _________________________, and irrevocably appoints _____________________ as agent to transfer this security on the books of the Company. Such agent may substitute another to act for such agent.

Signature:

Signature Guarantee:

Date: